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                                                                  Rule 424(b)(3)
                                               Securities Act File No. 333-83385


PROSPECTUS


                          GLOBAL CAPITAL PARTNERS, INC.

            This prospectus relates to 2,679,622 shares of common stock, 1,490,900 Class C Common Stock Purchase Warrants and 1,161,222 Placement Agent Warrants of Global Capital Partners, Inc. (formerly Eastbrokers International Incorporated) that may be offered for sale by certain of our security holders and will not be underwritten.

            The selling security holders anticipate that, if and when offered and sold, the common stock will be offered and sold in transactions (which may include block transactions) effected on the Nasdaq SmallCap Market at the then prevailing market prices. The selling security holders reserve the right, however, to offer and sell the common stock on any other national securities exchange on which the common stock is or may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions each at a price then to be negotiated. The Class C Common Stock Purchase Warrants and the Placement Agent Warrants will not be listed on any exchange or in the over-the-counter market and therefore, the selling security holders may offer and sell the Class C Common Stock Purchase Warrants and the Placement Agent Warrants in privately negotiated transactions at a price then to be negotiated. All offers and sales made on the Nasdaq SmallCap Market or any other national securities exchange or in the over-the-counter market will be made through or to licensed brokers and dealers.

            Our common stock is currently traded on the Nasdaq SmallCap Market under the trading symbol "GCAP." (Under Global Capital's former name, Eastbrokers International Incorporated, the common stock was traded on the Nasdaq SmallCap Market under the symbol "EAST.") Global Capital's common stock also trades on the Berlin and Frankfurt Stock Exchanges under the symbol "ETB".

            The Class C Common Stock Purchase Warrants and the Placement Agent Warrants do not trade on any exchange.

                            -----------------------------


            SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.

                            -----------------------------

            NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS APRIL 4, 2000.


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                                TABLE OF CONTENTS

                                                                     PAGE

WHERE YOU CAN FIND MORE INFORMATION....................................3

INFORMATION INCORPORATED BY REFERENCE..................................3

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES........................................................4

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..............5

BUSINESS SUMMARY.......................................................6

RISK FACTORS..........................................................11

USE OF PROCEEDS.......................................................21

SELLING SECURITY HOLDERS..............................................22

PLAN OF DISTRIBUTION..................................................27

EXPERTS...............................................................28

LEGAL MATTERS.........................................................28

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      YOU SHOULD RELY ONLY UPON THE INFORMATION IN THIS PROSPECTUS. WE HAVE NOT,
AND THE SELLING SECURITY HOLDERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO
PROVIDE YOU WITH DIFFERENT INFORMATION FROM THAT CONTAINED IN THIS PROSPECTUS.
IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD
NOT RELY ON IT. WE ARE NOT, AND THE SELLING SECURITY HOLDERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS
NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS
ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. IN THIS PROSPECTUS,"GLOBAL CAPITAL" MEANS GLOBAL CAPITAL PARTNERS, INC. ONLY. GLOBAL CAPITAL IS THE ISSUER OF THE PUBLICLY TRADED COMMON STOCK COVERED HEREBY. "GLOBAL CAPITAL GROUP," "WE," "US" AND "OUR" EACH MEANS GLOBAL CAPITAL AND ITS SUBSIDIARIES COLLECTIVELY.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. This filed material can be read and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at Seven World Trade Center, 13th Floor, New York, New York 10048. The SEC also maintains a World Wide Web site at http://www.sec.gov that contains our reports, proxy and information statements and other information about us and other companies that file electronically with the SEC. Copies of these materials may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. The common stock is quoted on the Nasdaq SmallCap Market. Information regarding the trading of GCAP on the Nasdaq SmallCap Market can be obtained from the Nasdaq SmallCap Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878 ((202) 496-2500).

      This prospectus contains part of a registration statement on Form SB-2, as amended and as further amended by this Post-Effective Amendment No. 1 on Form S-3, filed by Global Capital with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement, as amended, and the exhibits thereto. For further information with respect to Global Capital and the securities offered by this prospectus, reference is made to the registration statement, as amended, and the exhibits thereto. Statements contained in this prospectus concerning the provisions of documents filed with the registration statement, as amended, as exhibits thereto are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Registration Statement, as amended, may be inspected without charge at the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the SEC at prescribed rates.

                      INFORMATION INCORPORATED BY REFERENCE

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede that information. We incorporate by reference the documents

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listed below and any future filings made with the SEC under Sections 13(a),
13(c), 14 or 15(d) of the Exchange Act until our offering is completed.

o     Our Annual Report on Form 10-KSB for the year ended March 31, 1999.1

o    Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999.

o    Our  Quarterly  Report on Form 10-QSB for the quarter  ended  September 30,
     1999.

o    Our  Quarterly  Report on Form 10-QSB for the quarter  ended  December  31,
     1999.

o    Our Current Report on Form 8-K filed on December 7, 1999.

o    Our Current Report on Form 8-K/A filed on February 7, 2000. 1

o Our Proxy Statement relating to the Annual Meeting of Stockholders held on November 9, 1999, filed on October 4, 1999.

o Our Proxy Statement relating to the Special Meeting of Stockholders on January 31, 2000, filed on January 10, 2000.

o The description of our common stock set forth in our Registration Statement on Form S-1 No. 33-89544 filed with the SEC on February 15, 1995 including any amendment thereto or report filed for the purpose of updating such description.

      We will provide to you upon written or oral request at no cost to you a copy of any or all of the documents incorporated by reference by writing or telephoning us at the following address and telephone number: 6000 Fairview Road, Suite 1410, Charlotte, North Carolina 28210; telephone: (704) 643-8220; attention Christine Smith.

      You may also learn more about us by visiting our website on the World Wide Web having the following URL: HTTP://WWW.GCAPITALPARTNERS.COM.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, enforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel


----------------
1 Pro forma financial statements for the year ended March 31, 1999 have been prepared, as required, to reflect the November 23, 1999, acquisitions of The JB Sutton Group, LLC, which was accounted for under the purchase method of accounting. Such pro forma financial statements are included in our amended Current Report on Form 8-K filed on February 7, 2000.


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the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. These include statements about anticipated financial performance, future revenues or earnings, business prospectus, projected ventures, new products, anticipated market performance and similar matters. The words "budgeted," "anticipate," "project," "estimate," "expect," "may," "believe," "potential" and similar statements are intended to be among the statements that are forward looking statements. Because such statements reflect the reality of risk and uncertainty that is inherent in our business, actual results may differ materially from those expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this prospectus.

       The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, we caution our readers that a variety of factors could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to:

o    transaction volume in the securities markets;

o    the volatility of the securities markets, fluctuations in interest rates;

o changes in regulatory requirements which could affect the cost of doing business, fluctuations in currency rates;

o    general economic conditions, both domestic and international;

o    changes in the rate of inflation and related impact on securities markets;

o competition from existing financial institutions and other new participants in the securities markets;

o significant and rapid changes in technology which could negatively affect our internet related projects;

o legal developments affecting the litigation experience of the securities industry;

o changes in federal and state tax laws which could affect the popularity of products sold by us; and

o those risks and uncertainties set forth under the caption "Risk Factors" on page 11 and in our filing with the SEC.

      We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

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                                BUSINESS SUMMARY

      Prior to August, 1996, we were engaged in the purchase and sale of newly privatized businesses in the Czech Republic. In August, 1996, we entered the Central and Eastern European investment banking and securities business through our acquisition of Eastbrokers Beteiligungs AG, an Austrian holding company providing financial services in Eastern and Central Europe through its network of subsidiaries. Our acquisition of Eastbrokers AG was intended to not only provide an earnings stream from brokerage activities, but also position us to provide investment banking and corporate finance services throughout Central and Eastern Europe.

      In March 1997, we expanded our brokerage operations in the United States through the acquisition of an existing New York-based broker dealer. In May 1998, we continued the expansion of our US operations through the acquisition of EBI Securities Corporation (formerly known as Cohig & Associates), a Denver, Colorado based investment banking and brokerage firm. In November, 1999, we expanded our US investment banking and brokerage operations further with the acquisition of The JB Sutton Group, LLC, a New York based brokerage and investment banking firm. The JB Sutton Group LLC, which recently changed its name to Global Capital Markets, LLC, has one main office with over 80 registered representatives.

      In addition to our growing US investment banking and brokerage presence, we have recently positioned ourselves to compete on the internet. In April 1999, we launched a new internet subsidiary, MoneyZone.com (formerly, EBonlineinc.com) and in November 1999 we purchased a majority interest in Sutton Online, LLC (http://www.suttononline.com), an online trading firm.

      In January 2000, we changed our name to Global Capital Partners, Inc., which we feel better reflects our business identity, given our ownership and operation of a highly diversified investment banking and securities network, with 22 US offices and 8 international branches and affiliates located in Austria, Czech Republic, Poland, Kazakhstan, Croatia, Slovenia, Switzerland and Azerbaijan.

      Overall, our fiscal year ended March 31, 1999, was a challenging year. First, we had to contend with the global financial crisis, which resulted in collapses in the Asian and Russian markets and caused turmoil throughout the emerging markets of Central and Eastern Europe. Second, we had to contend with the correction in the US equities market, which adversely affected small and micro-cap markets. These two factors directly accounted for 77 percent of our loss for the year ended March 31, 1999.

       Despite these market conditions, we have continued to grow our assets under management, commission revenue, underwriting fees and distribution capabilities. We have streamlined our operations in Europe and under-performing assets have been sold or liquidated. We remain committed to our mission of building, through acquisitions and strategic alliances, a highly successful, global, middle-market, investment banking and securities firm.

EUROPEAN OPERATIONS

      Since our acquisition of Eastbrokers AG, in August, 1996, the business strategy for our European operations was to utilize our emerging market expertise in the areas of merchant banking, corporate finance, privatization and trading in order to expand throughout Central and Eastern Europe. However,


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during 1998, we modified our business strategy in Europe. This was in response to an overall economic downturn that covered much of Central and Eastern Europe. This market downturn, which peaked during the summer of 1998, led to sharp decreases in stock markets worldwide, particularly in Central and Eastern Europe. In addition to falling prices, the overall liquidity in the financial markets throughout much of the region was significantly reduced. In order to minimize the negative effects on our financial operations, we reduced our work force in Austria and closed our operations in Slovakia, Romania, Turkey, Russia and Bulgaria. In Austria, Poland, and Croatia, we made significant changes in our management and cost structures. In the Czech Republic and Hungary, we sold our operations. However, we continue to maintain an affiliate relationship with the management in Hungary. We have re-entered the Czech Republic through the purchase of a minority interest in Stratego Invest a.s. Prague. Due to increased interest in the region, we also organized an office in Baku, Azerbaijan.

      Despite the negative sentiment in emerging markets during 1998, we believe that Central and Eastern Europe's ultimate unification into the European Economic and Monetary Union will lead to a significant increase in investor interest in the region. This potential increase in the emerging market interest will benefit those firms that have had existing operations in the region. We intend to maintain solid long-term involvement in the region and to continue to provide our clients with quality brokerage and investment banking services. We also intend to expand our operations into other markets of Western Europe through possible acquisitions, mergers, joint ventures and/or strategic relationships.

      With the acquisition of EBI Securities Corporation in May 1998, our European subsidiaries now have direct access to the US securities marketplace. During 1999, our two main subsidiaries, EBI Securities Corporation and WMP Bank AG, began the process of cross-marketing their respective retail and institutional clientele, their research, corporate finance and trading products. We believe that it is possible to significantly increase our overall revenue if we are successful in marketing US securities to Western European institutional clientele, and in marketing Western European securities to US clientele.

      The addition of Global Capital Markets, LLC and Sutton Online, LLC has further enhanced our strategic and operational capabilities. In addition to facilitating sales of US and Western European securities in their respective reciprocal markets, we also believe that Sutton Online, LLC will be able to utilize our existing European infrastructure and contacts and will expand online capabilities into Europe. Sutton Online, LLC has announced several contracts and alliances since our acquisition in November 1999. We expect continued expansion of Sutton Online, LLC during the next two fiscal years. In addition, our acquisition of 43% of Unitrust Holdings SA, of Geneva, Switzerland, gives us access to the lucrative Swiss market. We also expect to further expand our activities in Western Europe, particularly in Germany.

       While investing in the emerging markets of Central and Eastern Europe involves risk considerations not typically associated with investing in securities of US issuers, we believe that such considerations are outweighed by the benefits of diversification and potentially superior returns. Among the considerations involved in investing in these emerging markets is that less information may be available regarding foreign companies than is available for US companies. Foreign companies are also not generally subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements comparable to those applicable to US companies. In addition, securities of non-US companies are generally denominated in foreign currencies, thereby subjecting each such foreign currency-dominated security to value fluctuations due to increases and decreases of the relative strength of each such security's underlying foreign currency against the US dollar. Currency exchange rates can also be


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affected unpredictably by intervention of US or foreign governments or central banks or by currency controls or political developments in the US and abroad.

      The value of international fixed income products also responds to interest rate changes in the US and abroad. In general, the value of such products will rise when interest rates fall, and fall when interest rates rise. However, interest rates in each foreign country and the US may change independently of each other. Debt and equity securities in emerging markets such as Central and Eastern Europe may also not be as liquid as US securities. Securities of some foreign companies may involve greater risk than securities of US companies. Investing in Central and Eastern European securities may further result in higher expenses than investing in domestic securities because of costs associated with converting foreign currencies to US dollars and expenses related to foreign custody procedures. Investment in Central and Eastern European securities may also be subject to local economic or political risks, including instability of some foreign governments, inadequate market controls, the possibility of currency blockage or the imposition of withholding taxes on dividend or interest payments and the potential for expropriation, re-nationalization or confiscatory taxation and limitations on the use or repatriation of funds or other assets.

UNITED STATES OPERATIONS

      EBI SECURITIES CORPORATION. Subsequent to the acquisition of Eastbrokers AG, we commenced expansion of our brokerage operations in the United States. Our goal was to build a strong US brokerage presence that would enable us to distribute European middle-market, corporate finance products in the US and also to provide our European operations access to US corporate finance product, trading and research capabilities. In the Spring of 1997, we purchased our first US based broker-dealer, Eastbrokers North America, Inc. Since establishing this broker-dealer, we have been approached by numerous US based broker-dealers interested in becoming an acquisition target. We believe that continued consolidation within the securities industry, particularly in the United States, is inevitable. We believe that this consolidation can be attributed to the current volatility prevailing in the world financial markets, the higher degree of capitalization necessary to maintain sound brokerage operations and the increased regulatory environment. We believe that our structure as a well-capitalized, entrepreneurially managed, international, publicly-traded, investment banking firm gives us the potential to be particularly appealing to sellers of medium-sized brokerage firms. In addition, we believe that the purchase and roll-up of complementary securities businesses both in the United States and in Europe, can be financed by the issuance of our common stock.

      In May 1998, we made a significant step in our roll-up strategy in the United States. Following the acquisition of EBI Securities Corporation, the office space previously occupied by Eastbrokers North America, has been converted into a branch office of EBI Securities Corporation. EBI Securities Corporation was our first acquisition targeting other successful medium size investment banking and brokerage firms.

      EBI Securities Corporation operates 20 retail brokerage offices in 16 cities across the United States. These offices include 10 company-owned branches, and 10 franchise branches employing over 250 people, of which approximately 200 are registered representatives. EBI Securities Corporation is registered as a broker-dealer with the SEC and is licensed in 50 states and the District of Columbia. It is also a member of the NASD and the SIPC. Customer accounts are insured to $25 million under the SIPC excess insurance program. EBI Securities Corporation operates pursuant to the exemptive provisions of SEC Rule 15c3-3 (k)(2)(ii) and clears all transactions with and for customers on a fully disclosed basis. Since its inception EBI Securities Corporation has participated

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in the underwriting and/or co-underwriting of over $400 million in initial and secondary equity and debt offerings for over 30 public US companies.

      EBI Securities Corporation maintains its clearing arrangement with Fiserv Correspondent Services, Inc., a subsidiary of Fiserv, Inc. (NASDAQ: FISV). Fiserv Correspondent Services, Inc. provides EBI Securities Corporation with back office support, transaction processing services on all the principal national securities exchanges and access to many other financial services and products. This arrangement enables EBI Securities Corporation to offer its clients a broad range of products and services that is typically only offered by firms that are larger and/or have a larger capital base.

      EBI Securities Corporation has primarily operated as a retail brokerage firm focusing on individual investors with a focus on a full service approach which has been augmented through its corporate finance, proprietary research and trading activities. EBI Securities Corporation provides our retail clients with a broad range of traditional investment products and services. EBI Securities Corporation also strives to distinguish itself with investors and corporate finance clients through a commitment to professional but personalized service. The trading department makes markets in approximately 100 securities which include its investment banking clients and those securities that its research department has identified as promising, small to middle-market, potentially high-growth companies. The investment banking departments' mission is to enhance and develop the capital structures of small to middle-market emerging-growth companies through private placements, bridge financing, and public offerings in order to enable the firm's corporate finance clients to capitalize on promising business opportunities, favorable market conditions, and/or late stage product development.

      EBI Securities Corporation is actively realigning itself to not only generate additional revenues through the leverage of our existing resources, but also to create a more stable and consistent revenue base. The potential result is increased internal growth, which compliments external growth through acquisitions. Several initiatives that EBI Securities Corporation has undertaken in this regard are as follows:

      1. FIXED INCOME. In December 1998, EBI Securities Corporation added a fixed income department. This department is responsible for the generation of new fixed income products and underwriting, trading, retail distribution and research of government, municipal and corporate bonds. This department also provides additional revenue generating opportunities and synergies to three of our other departments, retail, corporate finance and equity trading. As EBI Securities Corporation continues to expand the products and services available to our retail brokers and their customers, this department provides additional investment opportunities through new products, underwritings and/or independent research ideas. Additionally, this department allows us to capture new business opportunities that previously were outside the scope of our available services.

      2. ASSET ALLOCATION. EBI Securities Corporation has developed an in-house asset allocation program to augment the breadth of our sales force's efforts. This program was developed utilizing industry software which, along with additional marketing materials, has been customized for our use. This approach utilized by this program represents an investment strategy based on the Noble Prize winning study called "Modem Portfolio Theory" (MPT). MPT's premise is that a personalized strategy can be created for each client whereby "optimal" risk vs. return portfolios are generated by mixing varying amounts of different asset classes according to their correlation to one another. Many market studies suggest that asset allocation rather than individual investment selection accounts for over 90 percent of a typical portfolio's returns. EBI Securities Corporation concurs with this notion, and as a result, is educating our sales force to effectively utilize this program. The results to date have been very

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favorable and this process is also seen as an effective tool for gathering assets. With the new communication systems we are implementing, we expect this service will be available at the desk top level to all brokers and will also enhance the sales forces ability to effectively utilize this asset allocation program.

      3. MANAGED MONEY. Recognizing the ongoing changes in the retail brokerage business, EBI Securities Corporation is actively entering the field of managed money and wrap fee compensation arrangements in place of the more traditional fee-per-transaction approaches. In short, the managed money approach charges the client a flat annual percentage of the money managed rather than a fee for each transaction. Many people believe that this approach better aligns the investment advisor's goals with that of the client. This approach requires some additional accounting and registration procedures, both of which have been set in motion by the firm and its applicable business partners. EBI Securities Corporation intends to hire additional salespeople with managed money experience in addition to actively re-educating the existing sales force. In August 1999, EBI Securities Corporation received its license as a Registered Investment Advisor in Colorado. We are current licensed as a Registered Investment Advisor in three states, including New York.

      4. PREMIER CUSTOMER ACCOUNTS. The formation of an account for the firm's biggest customers may allow better utilization of several of the initiatives mentioned above. In addition, this account type may also present customers with a good introduction to several other aspects of the business, including online trading, joint ventures and cross selling opportunities with local community banks, mortgage companies, investment sites and others.

      5. RETAIL EXPANSION. Currently, EBI Securities Corporation is focusing on filling its existing retail space in order to improve efficiencies. EBI Securities Corporation also believes that retail expansion through additional offices will be most effective if it occurs in and around the corporate headquarters in Denver, Colorado and that creating a more visible sales force around the corporate headquarters will create efficiencies on several fronts resultant from simpler and less expensive corporate management requirements. In addition, economies of scale are created in terms of advertising and community development, which can help us enhance the EBI Securities Corporation name and make it a more recognizable entity among retail clients, corporate finance clients and additional salespeople.

      GLOBAL CAPITAL MARKETS, LLC (FORMERLY, THE JB SUTTON GROUP, LLC). In November 1999, we expanded our US investment banking and brokerage operations further with the acquisition of Global Capital Markets, LLC, a New York based brokerage and investment banking firm. Similar to EBI Securities Corporation, Global Capital Markets, LLC primarily operates as a retail brokerage firm focusing on individual investors with a focus on a full service approach, augmented through its corporate finance and trading activities. Global Capital Markets, LLC provides its retail clients with a broad range of traditional investment products and services.

      Global Capital Markets, LLC is registered as a broker-dealer with the SEC and a member of the NASD and the SIPC. Global Capital Markets, LLC operates pursuant to the exemptive provisions of SEC Rule 15c3-3 (k)(2)(ii) and clears all transactions with and for customers on a fully disclosed basis.

      Global Capital Markets, LLC maintains dual clearing arrangements with CIBC Oppenheimer, a division of CIBC World Markets Corp., and Pension Financial Services Inc., a division of Service Asset Management Company. CIBC Oppenheimer provides Global Capital Markets, LLC with back office support, transaction processing services on all the principal national securities exchanges and access to many other financial services and products. This arrangement enables

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Global Capital Markets, LLC to offer its clients a broad range of products and services that is typically only offered by firms that are larger and/or have a larger capital base. Pension Financial Services Inc. provides similar services as CIBC Oppenheimer, but it utilized by Global Capital Markets, LLC for the online customer accounts using the Sutton Online, LLC trading system.

      SUTTON ONLINE LLC. In addition to our growing US investment banking a brokerage presence, the Company purchased a majority interest in Sutton Online, LLC (http://www.suttononline.com) an online trading firm that offers trade executions, level II software & data, internet service and training for online investors to individual investors, money managers and hedge funds. Sutton Online, LLC also provides brokerage firms the necessary tools to offer financial products via the internet.

      MONEYZONE.COM (FORMERLY, EBONLINEINC.COM). In July 1999, our newly launched subsidiary, MoneyZone.com, merged into a publicly traded company. MoneyZone.com common shares trade in the over-the-counter market under the symbol "MNZN". As of the date of this filing, we own 2,000,000 shares of MoneyZone.com common stock. MoneyZone.com closed at $8.00 on the OTC on March 22, 2000.

      MoneyZone.com is a Web-based business consisting of a website, globally accessible via the Internet, designed to facilitate merger, acquisition and corporate finance activity. The site attracts businesses looking to sell, make an acquisition, seek a merger or joint venture partner, obtain debt or equity capital or simply gain exposure within the international investment banking community. In addition, the site attracts accredited investors looking for investment opportunities. It is anticipated that MoneyZone.com may provide additional ancillary business for our broker-dealer operations. As of the date of this filing, MoneyZone.com has over 4,000 business listings in its database.

                                  RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. WE FACE A VARIETY OF RISKS IN THE CONDUCT OF OUR BUSINESS, ANY OF WHICH COULD MATERIALLY AND ADVERSELY AFFECT US, OUR BUSINESS AND OUR FINANCIAL PERFORMANCE. SOME OF THESE RISKS ARE SUMMARIZED BELOW. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE LIST OF ALL MATTERS THAT COULD ADVERSELY AFFECT US, AND THERE ARE MANY FACTORS BEYOND OUR CONTROL THAT AFFECT US, OUR BUSINESS AND OUR FINANCIAL PERFORMANCE.

      THE VOLATILE NATURE OF THE SECURITIES BUSINESS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AS WELL AS OUR STOCK PRICE. The securities business is naturally subject to various risks, particularly in volatile or illiquid markets. Among the risks are potential losses resulting from the following activities:

o     underwriting or owning securities,

o     trading, arbitrage and merchant banking activities,

o     failure by the other party to meet commitments,

o     customer fraud and employee fraud,

o     misconduct and errors,

o     failures in connection with processing securities transactions, and

o     litigation.

      Various factors affect a securities firm's business and profitability. These factors include the firm's credit capacity or perceived creditworthiness and competitive factors, including the ability to attract and retain highly skilled employees. These and other factors may contribute to reduced levels of new issuances of securities or merger, acquisition, restructuring and leveraged capital activities, including leveraged buyouts and high-yield financing. Such factors may also help reduce the level of participation in financing and investment related to these activities. This generally results in lower revenues from investment and merchant banking fees and from underwriting and corporate development investments. Reduced volume of securities transactions and reduced market liquidity generally result in lower revenues from dealer and trading activities and commissions.

      Lower price levels of securities may result in a reduced volume of transactions and in losses from declines in the market value of securities held in trading, investment and underwriting positions. Sudden sharp declines in market values of securities and the failure of companies issuing securities and parties on the other side of a transaction to perform their obligations can result in illiquid markets. In such markets, we may not be able to sell securities and may have difficulty covering our securities positions. Such markets, if prolonged, may also lower our revenues from investment banking, merchant banking and other investments, and could have a material adverse effect on our results of operations, financial condition and cash flows.

      Our principal business activities (investment banking, securities sales and trading and correspondent brokerage services) are naturally highly competitive and subject to various risks, volatile trading markets and fluctuations in the volume of market activity. Consequently, our net income and revenues, as well as our stock price, have been, and may continue to be, subject to wide fluctuations. This, of course, reflects the impact of many factors that are beyond our control. These factors include:

o    securities market conditions,

o    the level and volatility of interest rates,

o    competitive conditions, and

o    the size and timing of transactions.


      Numerous other national and international factors affect the securities business, securities firms and our profitability, including:

o    economic and political conditions,

o    broad trends in business and finance,

o legislation and regulation affecting the national and international business and financial communities,

o    currency values,

o    inflation,

o    market conditions,

o    the availability of short-term or long-term funding and capital,

o the credit capacity or perceived creditworthiness of the securities industry in the marketplace, and

o    the level and volatility of interest rates.


      WE COULD BE ADVERSELY AFFECTED BY THE SIGNIFICANT COMPETITION WITHIN THE SECURITIES INDUSTRY. We encounter significant competition in all aspects of the securities business and compete worldwide directly with other domestic and foreign securities firms. Many of these competitors have greater capital, financial and other resources than we have. In addition to competition from firms currently in the securities business, there has been increasing competition from other sources, such as commercial banks and investment boutiques.

      We anticipate legislative and regulatory initiatives in the US to continue to remove or relieve certain restrictions on commercial banks. Thus, it is possible that competition in some markets currently dominated by investment banks may increase in the near future.

      Such competition could also affect our ability to attract and retain highly skilled individuals to conduct our various businesses, which may have an adverse effect on our business. The principal competitive factors influencing our business are:

o     our professional staff,

o     our reputation in the marketplace,

o     our existing client relationships,

o     the ability to commit capital to client transactions, and

o     our mix of market capabilities.


      The adequacy of our capital levels will also influence our ability to compete effectively in securities brokerage and investment banking activities. In addition, our ability to expand our business may depend on our ability to raise additional capital.

      OUR FAILURE TO COMPLY WITH THE EXTENSIVE FEDERAL, STATE AND FOREIGN REGULATION OF OUR BUSINESS COULD HAVE POSSIBLE MATERIAL ADVERSE EFFECTS UPON US. Our business (and the securities industry generally) is subject to extensive regulation. First, we are subject to regulation in the United States, Austria and the Central and Eastern European states where our subsidiaries operate. Second, we are subject to regulation by various foreign financial regulatory authorities in the jurisdictions outside of the United States, Austria and Central and Eastern Europe where we do business, including regulation by the Securities and Futures Authority of the United Kingdom. Finally, we are subject to regulation by the self regulatory organizations governing our industry.

      Self regulatory organizations, such as the NASD, require strict compliance with their rules and regulations. Our failure to comply with any of these laws, rules or regulations could result in fines, suspension or expulsion, with which could have possible material adverse effects upon us and may affect our stock price accordingly. In particular, the scope of broker-dealer operations of our wholly-owned subsidiaries, EBI Securities Corporation and Global Capital Markets, LLC, is subject to the terms of its Restriction Agreements with the NASD. In the event that EBI Securities Corporation or Global Capital Markets,

LLC violates the terms of its Restriction Agreements, the NASD can suspend or revoke its membership and may impose fines upon or censure EBI Securities Corporation or Global Capital Markets, LLC.

      Compliance with many of the regulations that apply to us involves a number of risks, particularly in areas where applicable regulations may be unclear. The SEC, the Austrian Ministry of Finance, other governmental regulatory authorities, including state securities regulators, and self regulatory organizations, including the Vienna Stock Exchange Chamber, may institute administrative or judicial proceedings or arbitrations. These proceedings or arbitrations may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), issuance of cease-and-desist orders, de-registration of or suspension of a broker-dealer, investment adviser or futures commission merchant, statutory disqualification of our officers or employees or other adverse consequences. Moreover, even if no such actions are taken, there could be a material adverse effect on our perceived creditworthiness, reputation and competitiveness. Customers of ours or others who allege that our violation of applicable regulations have damaged them also may seek to obtain compensation from us, including unwinding any transactions with us. Such unwinding could have an adverse impact on our business.

      Other changes may adversely affect our manner of operation and profitability. These include:

      o additional legislation and regulations, including those relating to the activities of affiliates of broker-dealers,

      o changes in rules promulgated by the SEC, the Austrian Ministry of Finance or other Austrian or foreign governmental regulatory authorities and self regulatory organizations, and

      o changes in the interpretation or enforcement of existing laws and rules.


      Regulations may materially affect our business in two ways. First, regulations may directly apply to us in the conduct of our business. Second, laws, rules and regulations that apply generally to the industry or the market as a whole may materially affect the market for our products and services. Some examples of factors that could affect the volume of our underwriting, merger and acquisition and merchant banking business in any year are:

      o   existing and proposed tax legislation,

      o antitrust policy and other governmental regulations and policies (including interest rate policies), and

      o changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities.


      From time to time, various forms of anti-takeover legislation and legislation that could affect the benefits associated with financing leveraged transactions with high-yield securities have been proposed that, if enacted, could adversely affect the volume of merger and acquisition and investment banking business, which in turn could adversely affect our related underwriting, advisory and trading revenues.

      THERE ARE MARKET, CREDIT AND LIQUIDITY RISKS ASSOCIATED WITH OUR UNDERWRITING AND TRADING ACTIVITIES WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS. We conduct our underwriting, securities trading, market-making and arbitrage activities as principal and in doing so subject our capital to significant risks, including market, credit (including counterparty) and liquidity risks.

      Our underwriting, securities trading, market-making and arbitrage activities often involve the purchase, sale or short-sale of securities as principal in markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations in liquidity. From time to time we have large position concentrations in certain types of securities or commitments and in the securities of or commitments to a single issuer. The issuers could include sovereign governments and other entities, issuers located in a particular country or geographic area, or issuers engaged in a particular industry. Through our subsidiaries and affiliate offices, we engage in proprietary trading of United States and Central and Eastern European securities with an emphasis on government and corporate bonds, local debt instruments and equity securities. These transactions involve risks associated with the political instability and relative currency values of the nations in which the issuer principally engages in business, including the risk of nationalization. Additionally, from time to time we have substantial position concentrations in high-yield issuers or commitments to high-yield issuers.

      These securities generally involve greater risk than investment-grade debt securities due to credit considerations, liquidity of secondary trading markets and vulnerability to general economic conditions. The level of our high-yield securities inventories and the impact of such activities upon our results of operations can fluctuate from period to period as a result of customer demands and economic and market considerations.

      For competitive and other reasons, the trend in all major capital markets toward larger commitments on the part of lead underwriters means that, from time to time, an underwriter may retain significant position concentrations in individual securities. Such concentrations increase our exposure to specific credit, market and political risks. Also, material fluctuations in foreign currencies against the US Dollar, in the absence of countervailing covering or other procedures, may result in losses or gains in the carrying value of certain assets located or denominated in non-US jurisdictions or currencies.

      We derive much of our revenue from commissions generated by our broker-dealers from retail brokerage transactions in equity and debt securities, underwriting activities and private placements. We believe that as the business of the broker-dealers develops, the broker-dealers will engage in securities trading for their own accounts. These activities may involve the purchase, sale or short-sale of securities as principal and may involve certain risks which may limit our ability to resell securities we purchased or to repurchase securities sold in such transactions. These risks include change in the market price of such securities and a decrease in the liquidity of markets. Principal and underwriting transactions also involve economic, political, credit, currency, interest rate and other related risks, any of which could result in an adverse change in the market price of the relevant securities.

      OUR MERCHANT BANKING ACTIVITIES ARE VERY CAPITAL INTENSIVE AND HAVE A POTENTIAL FOR LOSS WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS. Securities firms, such as us, increasingly promote major client transactions and transactions sponsored by the clients' own pools of capital by using their capital in a variety of investment activities that have been broadly described as "merchant banking." Such activities include, among other things, purchasing equity or debt securities or making commitments to purchase such securities in various transactions. These include mergers, acquisitions, and restructuring and leveraged capital transactions, including leveraged buyouts and high-yield financing.

      Such positions and commitments may involve substantial amounts of capital and significant exposure to any one issuer or business, as well as market, credit and liquidity risks. Purchasers of equity securities in these transactions generally hold them for appreciation, and the securities are not readily marketable and typically do not provide dividend income. Debt securities purchased in such transactions typically rank subordinate to bank debt of the issuer and may rank subordinate to other debt of the issuer.

      We also provide and arrange bridge financing. Bridge financing assures funding for major transactions, with the expectation that refinancing will be obtained through the placement of high-yield debt or other securities. Such activities may also involve substantial amounts of capital and significant exposure to any one issuer as well as various risks associated with credit conditions and vulnerability to general economic conditions.

      There can be no assurance that we will not experience significant losses as a result of such activities. Such losses may have an adverse effect on our business.

      ALTHOUGH WE DO NOT CURRENTLY USE DERIVATIVE FINANCIAL INSTRUMENTS, OUR INABILITY TO ENGAGE IN CURRENCY HEDGING ACTIVITIES MAY SUBJECT OUR EARNINGS TO GREATER VOLATILITY DUE TO EXCHANGE RATE FLUCTUATIONS. At the present time, we do not engage in the use of derivative financial instruments. In some of the countries where we have operations (E.G., Austria, Switzerland, Kazakhstan, Czech Republic, Slovenia, Croatia, Poland and Azerbaijan), the local currencies are referred to as "soft" or "exotic". Soft currency is the currency of a nation where a person can exchange the currency only with difficulty. Soft currency countries typically have minimal amounts of currency reserved for exchange purposes. As such, there are very few, if any, cost effective hedging strategies available to us or potential investors. Our inability engage in currency hedging activities may result in our earnings being subject to greater volatility due to exchange rate fluctuations.

      OUR INABILITY TO RAISE ADDITIONAL REQUIRED CAPITAL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS. We may need to raise additional funds to provide working capital or to respond to unforeseen needs or to take advantage of unanticipated opportunities. Over the longer term, it is likely that we will require substantial additional monies to continue to fund our working capital needs. There can be no assurance that any such funds will be available at the time or times needed, or available on terms acceptable to us. If adequate funds are not available on acceptable terms, we may not be able to take advantage of market opportunities, to develop new services or products or otherwise respond to competitive pressures. Such inability could have a material adverse effect on our business, financial condition, results of operations and cash flows.

      THERE MAY BE INADEQUATE FINANCING TO SUPPORT OUR BUSINESS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON US. A substantial portion of our total assets consists of highly liquid, marketable securities and short-term receivables arising from securities transactions. The highly liquid nature of these assets provides us with flexibility in financing and managing our business. However, certain of our activities, such as merchant banking, frequently involve substantial capital commitments in securities which are often illiquid. Such funds and capital include equity, long-term debt and short-term borrowings which consist of securities sold under agreements to repurchase, master notes and committed and uncommitted lines of credit.

      All repurchase transactions and a portion of our bank borrowings are made on a collateralized basis. This means that we have to pledge assets of ours in order to secure the funds involved in the repurchase transactions or borrowings. Liquidity management includes monitoring assets available to pledge against short-term borrowing. We maintain borrowing relationships with a broad range of banks, financial institutions, counterparties and others. The volume of our borrowings generally fluctuates in response to changes in the amount of resale transactions outstanding, the level of our securities inventories and overall market conditions. Availability of financing can vary depending upon market conditions, the volume of certain trading activities, credit ratings, credit capacity and the overall availability of credit to the securities industry. There can be no assurance that adequate financing to support our businesses will continue to be available in the future.

      NET CAPITAL REQUIREMENTS COULD RESULT IN RESTRICTIONS THAT ADVERSELY AFFECT OUR ABILITY TO PAY DIVIDENDS, REPAY DEBT AND REDEEM OR REPURCHASE SHARES OF OUR OUTSTANDING CAPITAL STOCK. As a registered broker-dealer and member of numerous stock exchanges throughout the United States and Central and Eastern Europe, we are required to comply with each of the countries' regulatory authorities and net capital rules of the stock exchanges. These rules specify minimum net capital requirements for registered broker-dealers and stock exchange members. They attempt to ensure that broker-dealers maintain adequate regulatory capital in relation to their liabilities and the size of their customer business. Accordingly, the rules require that at least a substantial portion of assets be kept in cash or highly liquid investments. Compliance with such net capital requirements could limit operations that require the intensive use of capital, such as underwriting and trading activities. These rules also could restrict our ability to withdraw capital from restricted accounts governed by regulatory restrictions, even in circumstances where these accounts hold more than the minimum amount of required capital. This, in turn, could prevent or limit our ability to pay dividends, repay debt and redeem or repurchase shares of our outstanding capital stock.

      WE HAVE POTENTIAL SECURITIES LAWS LIABILITY EXPOSURE IN CONNECTION WITH OUR BUSINESS. Many aspects of our business involve substantial risks of liability. In recent years litigation involving the securities industry has increased, including class actions that generally seek substantial damages. Companies engaged in the underwriting and distribution of securities are exposed to substantial liability under applicable securities laws.

      WE DEPEND ON CERTAIN KEY MEMBERS OF MANAGEMENT AND THE LOSS OF ANY ONE OF THEM COULD HAVE A SIGNIFICANT ADVERSE EFFECT ON OUR PERFORMANCE AS A WHOLE. Most aspects of our business depend on highly-skilled individuals. We devote considerable resources to recruiting, training and compensating such individuals and have taken further steps to encourage such individuals to remain in our employ. Individuals employed by us may, however, choose to leave at any time to pursue other opportunities. Moreover, operating our business depends principally on certain key management personnel. In particular, Martin A. Sumichrast, Kevin
D. McNeil and Wolfgang Kossner have played significant roles in promoting, developing and managing Global Capital. Wolfgang Kossner serves as a consultant to Global Capital. If Mr. Kossner's affiliation with us were to cease, or if he were unable to continue to serve in this role, there may be a significant adverse effect on our performance as a whole. Martin A. Sumichrast and Kevin D. McNeil are each an officer and employee of Global Capital, and Mr. Sumichrast is a director and Chairman of Global Capital. If we terminate the employment of either of them, or if either is unable to perform his duties, there may be a significant adverse effect on our performance as a whole. We expect that our potential growth and any expansion into new areas and activities requiring additional expertise (such as new markets or the development of new products) will place additional demands on our human resources. We anticipate such demands will require us to add new management personnel and to develop additional expertise in our existing management personnel. The failure to acquire such services or to develop such expertise could have a material adverse effect on our prospects for success. Competition for such personnel is intense and we can give no assurance that we will be able to hire and/or retain adequate personnel.

At the present time, we have a key-man life insurance policy in effect on each of Mr. Sumichrast and Mr. McNeil. However, we cannot be certain that the proceeds from such policy will be adequate to offset the loss of his services. We do not have key-man life insurance policies in effect with respect to Mr. Kossner.

      WE HAVE SUFFERED OPERATING LOSSES AND WE CANNOT PREDICT WHETHER OUR FUTURE OPERATIONS WILL BE PROFITABLE OR THAT WE WILL HAVE AVAILABLE FUNDS ADEQUATE TO FUND OUR OPERATIONS. Since the Company's formation, we have suffered substantial cash flow deficits and operating losses. The net loss for the fiscal year ended March 31, 1999, was $5,911,847 and net income for the three months ended December 31, 1999, was $1,702,245 and the net income for the three months ended December 31, 1998 was $53,639. Cash and cash equivalents were about $2,215,000 as of March 31, 1999 and about $7,157,000 as of March 31, 1998 and about $2,763,950 for the three months ended December 31, 1999. There can be no assurance that our future operations will be profitable or that we will have available funds adequate to fund our operations. Should our operations be profitable, it is likely that we would retain much or all of our earnings to finance future growth and expansion.

      IF REGULATORS WERE TO DELIST OUR COMMON STOCK, OUR SECURITIES MAY BECOME LESS LIQUID AND TRANSACTIONS IN THEM MAY BECOME SUBJECT TO THE MORE RESTRICTIVE PENNY STOCK RULES. In the event that the common stock were no longer to meet applicable SmallCap requirements including timely reporting and were delisted from SmallCap, we would attempt to have our securities traded in the over-the-counter market via the Electronic Bulletin Board or the "pink sheets." In such event, holders of our securities would likely encounter greater difficulty in disposing of these securities and/or obtaining accurate quotations as to the prices of our securities.

       The SEC has adopted regulations which define "penny stock" to include any equity security other than a security that is registered on a national securities exchange, authorized for quotation on Nasdaq or has a price of $5.00 or more per share subject to certain exceptions. Since our common stock is currently listed on the Nasdaq SmallCap Market we are exempt from the definition of penny stock at this time. If at any time regulators delist the common stock from the Nasdaq SmallCap Market, transactions involving the securities may become subject to penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. (Accredited investors include, among others, individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse.) For transactions subject to penny stock rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, the SEC mandates a risk disclosure document relating to the penny stock market which the broker-dealer must deliver prior to any transaction involving a penny stock, unless an exemption applies. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and disclose current quotations for the securities. If the broker-dealer is the sole market-maker, the broker-dealer must also disclose this fact as well as its presumed control over the market. Finally, broker-dealers must send monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities in the secondary market.

      EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS COULD HAVE DILUTIVE AND OTHER ADVERSE EFFECTS AND COULD AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL. Under the terms of our outstanding Class A, Class B and Class C Common Stock Purchase Warrants and options issued under our 1996 Stock Option Plan, and other outstanding options and warrants, the holders of such warrants and options are given an opportunity to profit from a rise in the market price of the common stock with a resulting dilution in the interests of the other shareholders. The existence of such options and warrants may adversely affect terms on which we may obtain additional financing. For example, the holders of the warrants might exercise them at a time when we are attempting to obtain additional capital through a new offering of securities on terms more favorable than such warrants and options.

      There are currently outstanding 1,101,000 Class A Common Stock Purchase Warrants, 250,000 Class B Common Stock Purchase Warrants and 1,490,900 Class C Common Stock Purchase Warrants and 1,161,222 Placement Agent Warrants. Each Class A Common Stock Purchase Warrant entitles the registered holder to purchase one share of common stock, $.05 par value, of the Company at an exercise price of $18.00 per share, exercisable until June 8, 2000.

      Each Class B Common Stock Purchase Warrant entitles the registered holder to purchase one share of common stock $.05 par value, of the Company at an exercise price of $19.00 per share, exercisable until June 8, 2000.

       Each Class C Warrant entitles the registered holder to purchase one share of our common stock at an exercise price of $7.00 per share, exercisable from February 20, 1999 until February 20, 2002. The shares underlying these warrants are subject to a "demand registration" right under certain circumstances and under certain circumstances each Class C Warrant is subject to redemption at our option at a redemption price equal to $0.10 per warrant.

      The Placement Agent Warrants are identical in all respects to the Class C Common Stock Purchase Warrants, except that the Placement Agent Warrants are not redeemable by Global Capital.

      THE ISSUANCE OF PREFERRED STOCK COULD MAKE A TAKEOVER OF US OR THE REMOVAL OF OUR MANAGEMENT MORE DIFFICULT. In December 1997, our Board of Directors authorized the issuance of up to 10,000,000 shares of preferred stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and all other rights, preferences and privileges with respect to this and any other series of preferred stock that may be issued. The issuance of any series of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. The Board of Directors could use this as a means to prevent a change in control of the Global Capital Group. Future additional issuances of preferred stock may provide for dividends, certain preferences in liquidation and conversion rights. Such preferred stock issuance could make the possible takeover of the Global Capital Group, or the removal of management of the Global Capital Group, more difficult. The issuance of such preferred stock could discourage hostile bids for control of the Global Capital Group in which shareholders could receive premiums for their common stock or warrants, could adversely affect the voting and other rights of the holders of the common stock, or could depress the market price of the common stock or warrants.

      THERE ARE RISKS SPECIFIC TO GEOGRAPHIC AREAS OUTSIDE THE UNITED STATES IN WHICH WE CONDUCT BUSINESS WHICH COULD, IF REALIZED, RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS. Our investments will include securities of issuers resident in areas currently in a state of flux - Central and Eastern Europe and Central Asia. These regions' political institutions and economic policies now face the challenges of rapid change. Their populations are ethnically diverse and cultural and religious tensions abound. Memories of conflicts, past injustices and the legacy of the denial of justice and the expropriation of property will continue to create tension for years to come. These problems will compound the difficulties of the change from a centrally planned economy to a market economy. For these reasons our investments will be subject to risks of a nature and degree not normally encountered in more developed economies and additional to those inherent in any equity investment. Specific examples of some of these risks are described below:

     o LIQUIDITY OF OUR INVESTMENTS: The nature of our investments in these geographic areas limits their potential secondary market. Accordingly, we may not be able to achieve the full value of our investments on disposal. Although we anticipate that liquidity will improve once local stock markets are operational, there is no guarantee that the markets will be as liquid as those of developed countries.

     o POLITICAL AND ECONOMIC FACTORS: The countries in which some of our operations are concentrated had centrally-planned, socialist economies for many years. Attempts at political and economic reform have been made with limited success and it is impossible to foresee whether such reforms will achieve their intended aims. Countries may impose restrictions on investing in specific companies or industries which they consider to be important or sensitive to national interests, but which also may be the best investment opportunities available there. Additionally, changes in government policy may result in countries expropriating investments.

     o VALUATION RISK: Accounting and financial reporting standards in selected countries are not equivalent to International Accounting Standards or US Generally Accepted Accounting Standards.
          Consequently, less information is available to investors in the selected countries than in more developed capital markets. Nevertheless, we will use valuations and financial reports of international auditing firms and will apply all other means to monitor unlisted investments.

     o PROBLEMS OF TRANSITION AND BUSINESS FAILURE: Until very recently, virtually all industrial output within the Comecon and Warsaw Pact countries was generated from state-owned industry. As a result, few individuals understand basic capitalistic management skills and techniques. Privatization of much of the region's industry and the transition to a more market-orientated economy will be difficult. Industry in the region is considerably less developed and less efficient than industry in Western Europe and the United States. In addition to doubts as to the continuing viability of much of the region's industry, those businesses which survive are likely to require considerable capital investment and restructuring. The failure of one or more businesses in which we have invested may have a significant adverse effect on our performance as a whole.

     o CHANGES IN LAW AND ENFORCEMENT OF RIGHTS: In cases where competing claims arise or in cases of re-nationalization, it may be difficult to enforce our rights in several of the countries where we operate. There are several reasons for this. First, legislation relating to securities, stock markets and property rights may not exist. Second, these countries may only very recently have introduced such legislation, and may introduce significant new legislation at any time. Finally, existing legislation is likely to be subject to extensive amendment.

     o INVESTMENT AND REPATRIATION RESTRICTIONS: We may require governmental registration and/or approval in order to repatriate investment income, capital and the proceeds of sales by foreign investors. A number of countries in which we may invest do not have freely convertible currencies or their currencies may only be convertible at rates determined by their governments. Countries may also impose repatriation restrictions at any time. Changes in the value of currencies in which our investments are denominated will result in a corresponding change in the value of our assets which are generally denominated in the local functional currencies. Investors should note that the local currencies involved may be subject to rapid devaluation against the major "hard" currencies, with the corresponding result that delays in currency conversion may cause significant losses.

     o TAXATION: Taxation of dividends and capital gains received by non-residents varies among the selected countries. In addition, the selected countries generally have less well defined tax laws and procedures, and such laws may permit retroactive taxation. As a result, we could, in the future, become subject to local tax liabilities that had not been anticipated in conducting our investment activities or valuing our assets.

      A SUBSTANTIAL PORTION OF OUR ASSETS IS LOCATED OUTSIDE THE UNITED STATES WHICH COULD MAKE IT DIFFICULT TO ENFORCE CIVIL JUDGMENTS OBTAINED AGAINST US IN THE UNITED STATES. A substantial portion of our assets are located outside the United States. It may be difficult for investors to enforce outside of the United States judgments against us obtained in the United States in any actions, including actions based on the civil liability provisions of the securities laws of the United States. In addition, certain of our officers and directors are not citizens or residents of the United States and all or a substantial portion of their assets are or may be located outside the United States. As a result, it may be difficult for investors to affect service of process within the United States against them or to enforce judgments obtained in the United States, including judgments based on the civil liability provisions of the securities laws of the United States.

      SIGNIFICANT AND RAPID CHANGES IN TECHNOLOGY COULD NEGATIVELY AFFECT OUR INTERNET-RELATED PROJECTS. The market for internet products and services has only recently begun to develop and is rapidly evolving. Significant technological changes could render our existing internet-related products and services obsolete. To be successful, we must adapt to this rapidly changing market by continually improving the responsiveness, functionality and features of our products and services to meet our customers' needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely basis, certain portions of our business could be materially adversely affected.

                                 USE OF PROCEEDS

      The following securities, if sold, will be sold by the holders of the securities registered under the registration statement that includes this prospectus, and we will therefore not receive any proceeds from their sale:

     o    27,500 common stock shares,

     o 1,490,900 shares of common stock underlying the Class C Common Stock Purchase Warrants,

     o    1,161,222 shares of common stock underlying the Placement Agent
          Warrants.


The term "Shares" means the common stock shares, the shares of common stock underlying the Class C Common Stock Purchase Warrants and the shares of common stock underlying the Placement Agent Warrants, collectively.

       We will receive proceeds, however, if any holder of the securities registered under the registration statement that includes this prospectus exercises any of the Class C Common Stock Purchase Warrants or Placement Agent Warrants. Although the holders of such securities are not obligated to exercise them, if they exercise all of these securities, then the net proceeds we will receive is estimated to be $18,564,854.

      The closing bid price of the common stock on the Nasdaq SmallCap Market on March 22, 2000 was $9.4062. The Class C Common Stock Purchase Warrants and the Placement Agent Warrants are exercisable at $7.00. There is no assurance that any of the Class C Common Stock Purchase Warrants or the Placement Agent Warrants shall or shall not be exercised.

      Global Capital currently anticipates that it will use its net proceeds of this offering, if any, to fund general corporate and working capital requirements.

                            SELLING SECURITY HOLDERS

       The following table sets forth information with respect to the resale by the holders of the securities registered under the registration statement that includes this prospectus of their respective Shares, Class C Common Stock Purchase Warrants and Placement Agent Warrants. In particular, the following table sets forth as of March 22, 2000, to the knowledge of Global Capital:

      o the number of shares of common stock (including shares of common stock, shares of common stock underlying the Class C Common Stock Purchase Warrants and shares of common stock underlying the Placement Agent Warrants) beneficially owned by each Selling Security Holder;

      o the number of shares of common stock, Class C Common Stock Purchase Warrants and Placement Agent Warrants to be offered and sold by each Selling Security Holder; and

      o the number of shares of common stock and percentage of outstanding shares of common stock to be beneficially owned by each Selling Security Holder after such offering and sale, assuming that all the shares offered by the Selling Security Holders are in fact sold.

      Unless otherwise indicated, to our knowledge, each Selling Security Holder has sole investment and voting power (or shares such powers with his or her spouse), if applicable, with respect to the securities set forth in the following table. As of March 22, 2000 Global Capital had 8,334,355 shares of common stock issued and outstanding.


                             --------------------            -----------------------
                             Beneficial Ownership            Beneficial Ownership
                             Prior to the Offering           After the Offering (1)
                             --------------------            -----------------------

                                                 NUMBER OF
                                   NUMBER        SHARES TO     NUMBER OF
                                  OF SHARES       BE SOLD       SHARES   PERCENTAGE
                                  ---------       -------       ------   ----------
  COMMON STOCK: (2)
  Allied International Fund Inc.   10,000         10,000              0         *
  Robert Alloway                   10,000         10,000              0         *
  Don Asher                         5,000          5,000              0         *
  Ellis Belodoff                    5,000          5,000              0         *
  Ted Burns                        66,203         66,203              0         *
  Steve Caruso                    145,315        145,315              0         *
  Barry Cassese                     2,000          2,000              0         *
  Corporate Financial Enterprises  50,000         50,000              0         *
  Cherry Creek Investments,
    Ltd. (3)                      445,000         25,000        420,000       5.04
  Bud Clarke                      145,314        145,314              0         *
  Peter Cohen                     115,367        115,367              0         *


                                       22


                             --------------------            -----------------------
                             Beneficial Ownership            Beneficial Ownership
                             Prior to the Offering           After the Offering (1)
                             --------------------            -----------------------

                                                 NUMBER OF
                                   NUMBER        SHARES TO     NUMBER OF
                                  OF SHARES       BE SOLD       SHARES   PERCENTAGE
                                  ---------       -------       ------   ----------

  Michael P. Curtis                10,000         10,000              0         *
  James E. Duncan                   2,820          2,820              0         *
  Susan M. Duncan -
     The Kingdom Enlightenment
     Scholarship Foundation         9,400          9,400              0         *
  Susan M. Duncan                  17,390         17,390              0         *
  Susan M. Duncan -
     Irrevocable Gift Trust         7,050          7,050              0         *
  de Castro Trust, Fred & Barbara
     de Castro Trustees             2,350          2,350              0         *
  Daleford Way                    100,000        100,000              0         *
  Michael Finnan                    2,000          2,000              0         *
  Greg Fulton -
     Fiserv IRA Rollover           24,420         24,420              0         *
  General Partners Beteiligungs,
     AG (4)                     1,587,920        200,000 (5)  1,387,920   16.65 (5)
  Michael Gottlieb                  5,000          5,000              0         *
  Craig Gross                      26,482         26,482              0         *
  Warren Hardy                    100,000        100,000              0         *
  Colin Harvey                     10,000         10,000              0         *
  Jim Heckman, & Lee
     Schlessman - FBO Schlessman
     Family Foundation             36,660         36,660              0         *
  Nelse Hendricks - Pension
     Trust Account' FBO
     Comet Press, Limited          15,040         15,040              0         *
  Nelse Hendricks -
     Profic Sharing Plan
     FBO Comet Press, Limited       2,820          2,820              0         *
  Interpacific Capital Corp.       40,000         40,000              0         *
  Katie Johnson                     5,400          5,400              0         *
  Gary and Linda Kircher            5,000          5,000              0         *
  Limerick Associates, LLC         10,000         10,000              0         *
  Kevin Loomis                      5,516          5,516              0         *
  Maccabee Investors II LLC       125,000        125,000              0         *
  Kevin McNeil (6)                110,078         57,583         52,495         *
  New Technologies
    Marketing, Inc.                60,000         60,000              0         *
  Ralph Olson                      58,000          2,500         55,500         *
  William Orzolek                  10,000         10,000              0         *
  OTA Limited Partnership         150,000        150,000              0         *
  Punta Investors LLC              40,000         40,000              0         *
  Cal J. Rickel &
     Amanda Mae Rickel
     JTWROS                         4,700          4,700              0         *
  Francis Santangelo              150,000         75,000         75,000         *
  Paul Savage                       4,414          4,414              0         *
  Gary L. Schlessman                7,050          7,050              0         *
  Lee Schlessman
     c /o Dolo Investment
     Company                       18,800         18,800              0         *

                                       23


                             --------------------            -----------------------
                             Beneficial Ownership            Beneficial Ownership
                             Prior to the Offering           After the Offering (1)
                             --------------------            -----------------------

                                                 NUMBER OF
                                   NUMBER        SHARES TO     NUMBER OF
                                  OF SHARES       BE SOLD       SHARES   PERCENTAGE
                                  ---------       -------       ------   ----------

  Stephen Schoffman               285,773        285,773              0         *
  Robert J. Sforza                 10,000         10,000              0         *
  Jonathan Siegel                 345,773        345,773              0         *
  Frank Skelley                    26,482         26,482              0         *
  Dale Sobek                       20,000         20,000              0         *
  Martin S. Sumichrast (7)        990,000        150,000        840,000      10.08%
  Vincent Trugilio                 10,000         10,000              0         *
  Hugo Tsai                        60,000         60,000              0         *



                                                 NUMBER OF
                                   NUMBER        SHARES TO     NUMBER OF
CLASS C COMMON STOCK              OF SHARES       BE SOLD       SHARES   PERCENTAGE
PURCHASE WARRANTS: (8)            ---------       -------       ------   ----------

  Allied International Fund
    Inc.                           10,000         10,000              0         *
  Robert Alloway                   10,000         10,000              0         *
  Don Asher                         5,000          5,000              0         *
  Ellis Belodoff                    5,000          5,000              0         *
  Steve Caruso                     39,497         39,497              0         *
  Bud Clarke                       39,497         39,497              0         *
  Peter Cohen                      39,496         39,496              0         *
  Corporate Financial
    Enterprises                    50,000         50,000              0         *
  Michael P. Curtis                10,000         10,000              0         *
  Daleford Way                    100,000        100,000              0         *
  de Castro Trust, Fred &
     Barbara de Castro
     Trustees                       2,350          2,350              0         *
  James E. Duncan                   2,820          2,820              0         *
  Susan M. Duncan -
     The Kingdom Enlightenment
     Scholarship Foundation         9,400          9,400              0         *
  Susan M. Duncan                  17,390         17,390              0         *
  Susan M. Duncan -
     Irrevocable Gift Trust         7,050          7,050              0         *
  Greg Fulton -
     Fiserv IRA Rollover           24,420         24,420              0         *
  General Partners
    Beteiligungs, AG (4)          200,000        200,000              0         *
  Michael Gottlieb                  5,000          5,000              0         *
  Warren Hardy                    100,000        100,000              0         *
  Colin Harvey                     10,000         10,000              0         *
  Jim Heckman & Lee
     Schlessman - FBO
     Schlessman Family
     Foundation                    36,660         36,660              0         *
  Nelse Hendricks -
     Pension Trust Account
     FBO Comet Press,
     Limited                       15,040         15,040              0         *
  Nelse Hendricks -
     Profit Sharing Plan
     FBO Comet Press,
     Limited                        2,820          2,820              0         *


                                       24


                                                 NUMBER OF
                                   NUMBER        SHARES TO     NUMBER OF
CLASS C COMMON STOCK              OF SHARES       BE SOLD       SHARES   PERCENTAGE
PURCHASE WARRANTS: (8)            ---------       -------       ------   ----------

  Interpacific Capital Corp.       40,000         40,000              0         *
  Katie Johnson                     5,400          5,400              0         *
  Gary and Linda Kircher            5,000          5,000              0         *
  Limerick Associates, LLC         10,000         10,000              0         *
  Maccabee Investors II LLC       125,000        125,000              0         *
  William Orzolek                  10,000         10,000              0         *
  Punta Investors LLC              40,000         40,000              0         *
  OTA Limited Partnership         150,000        150,000              0         *
  Cal J. Rickel &
     Amanda Mae Rickel
     JTWROS                         4,700          4,700              0         *
  Francis Santangelo               75,000         75,000              0         *
  Lee Schlessman                   18,800         18,800              0         *
  Gary L. Schlessman                7,050          7,050              0         *
  Stephen Schoffman                79,255         79,255              0         *
  Robert J. Sforza                 10,000         10,000              0         *
  Jonathan Siegel                  79,255         79,255              0         *
  Dale Sobek                       20,000         20,000              0         *
  Vincent Trugilio                 10,000         10,000              0         *
  Hugo Tsai                        60,000         60,000              0         *



                                                 NUMBER OF
                                   NUMBER        SHARES TO     NUMBER OF
PLACEMENT AGENT                   OF SHARES       BE SOLD       SHARES   PERCENTAGE
WARRANTS:  (8)                    ---------       -------       ------   ----------

  Ted Burns                        66,203         66,203              0         *
  Steve Caruso                    105,818        105,818              0         *
  Barry Cassese                     2,000          2,000              0         *
  Bud Clarke                      105,817        105,817              0         *
  Peter Cohen                      75,871         75,871              0         *
  Michael Finnan                    2,000          2,000              0         *
  Craig Gross                      26,482         26,482              0         *
  Kevin Loomis                      5,516          5,516              0         *
  Kevin McNeil (6)                 57,583         57,583              0         *
  New Technologies
     Marketing, Inc.               60,000         60,000              0         *
  Paul Savage                       4,414          4,414              0         *
  Stephen Schoffman               206,518        206,518              0         *
  Jonathan Siegel                 266,518        266,518              0         *
  Frank Skelley                    26,482         26,482              0         *
  Martin A. Sumichrast (7)        150,000        150,000              0         *



-----------------------
*     Less than 1 percent

(1)  Assumes the sale of all securities registered hereby.

(2) Unless otherwise indicated, the number of shares included under the section entitled "Common Stock" of this table includes common stock shares, shares of common stock underlying the Class C Common Stock Purchase Warrants and shares of common stock underlying the Placement Agent Warrants.

(3) Cherry Creek Investments, Ltd. was a party with Global Capital to an agreement, dated as of May 14, 1998, by which Cherry Creek Investments, Ltd. sold EBI Securities Corporation to Global Capital.

(4) Beneficial ownership prior to the offering includes 200,000 shares issuable upon exercise of warrants to acquire common stock at $7.00 per share. As of March 22, 2000, General Partners beneficially owns 18.61% of Global Capital Partners, Inc. common stock (including the 200,000 shares issuable upon exercise of warrants). Wolfgang Kossner, a Director of Global Capital, is a principal stockholder of General Partners.

(5) The securities to be sold include the 200,000 Class C Common Stock Purchase Warrants and the 200,000 shares of common stock underlying the Class C Common Stock Purchase Warrants, each of which are included under this registration statement. If all such shares are sold, after the offering General Partners will beneficially own 16.65% of the common stock.

(6) Beneficial ownership prior to the offering includes 57,583 shares of common stock issuable upon exercise of Placement Agent Warrants to acquire common stock at $7.00 per share and which are included, together with the 57,583 Placement Agent Warrants, under this registration statement. As of March 22, 2000, Mr. McNeil owns 1.31% of Global Capital Partner, Inc. common stock. Mr. McNeil is not registering shares of common stock other than those underlying the Placement Agent Warrants; if all such shares are sold, his beneficial ownership of Global Capital's common stock will be 0.63%. Kevin McNeil is Secretary, Treasurer and Chief Financial Officer of Global Capital.

(7) Beneficial ownership prior to the offering includes 600,000 shares of common stock owned by Belle Holdings, Inc., a corporation of which Mr. Sumichrast is officer, director and Sole Stockholder, 190,000 shares of common stock owned directly by Mr. Sumichrast, 50,000 shares of common stock owned by Sumichrast Enterprises, Inc., a corporation of which Mr. Sumichrast is an officer and director and the owner, and 150,000 shares of common stock issuable upon exercise of Placement Agent Warrants to acquire common stock at $7.00 per share. Such shares of common stock issuable upon exercise of the Placement Agent Warrants are included, together with the Placement Agent Warrants, under this registration statement. As of March 22, 2000, Mr. Sumichrast owns 11.67% of the Global Capital Partners, Inc. common stock. Mr. Sumichrast is not registering shares of common stock other than those underlying the Placement Agent Warrants; if all such included shares are sold, his beneficial ownership of Global Capital's common stock will be 10.08%. Martin A. Sumichrast is Chairman of the Board, Chief Executive Officer, President, and Director of Global Capital.

(8) Assuming each selling security holder sells all of the Class C Common Stock Purchase Warrants and Placement Agent Warrants indicated, no holder will beneficially own any Class C Common Stock Purchase Warrants or Placement Agent Warrants.

                              PLAN OF DISTRIBUTION

       Any of the Shares, Class C Common Stock Purchase Warrants and Placement Agent Warrants may be offered and sold from time to time by one or more of the holders of the securities to which this prospectus relates, or by their pledgees, donees, transferees or other successors in interest. No such holder is required to offer or sell any of his or its Shares, Class C Common Stock Purchase Warrants, and Placement Agent Warrants.

       The holders of the securities to which this prospectus relates anticipate that, if and when offered and sold, the Shares will be offered and sold in transactions (which may include block transactions) effected on the Nasdaq SmallCap Market at then prevailing market prices. Each such holder reserves the right, however, to offer and sell the Shares on any other national securities exchange on which the common stock is or may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions each at a price then to be negotiated. All offers and sales made on the Nasdaq SmallCap Market or any other national securities exchange or in the over-the-counter market will be made through or to licensed brokers and dealers.

       The Class C Common Stock Purchase Warrants and the Placement Agent Warrants will not be listed on any exchange or in the over-the-counter market and therefore they may be offered and sold in privately negotiated transactions at a price then to be negotiated.

       No agreements, arrangements or understandings have been entered into with any broker or dealer and no brokers or dealers have been selected in connection with the offer and sale of the Shares, Class C Common Stock Purchase Warrants and the Placement Agent Warrants. All proceeds from the sale of the Shares will be paid directly to the holders selling them and will not be deposited in an escrow, trust or other similar arrangement. Global Capital will not receive any of the proceeds from the sales of the Shares by the holders selling them. However, Global Capital will receive proceeds from the exercise of the Class C Common Stock Purchase Warrants and the Placement Agent Warrants if the holders of such warrants exercise them. No discounts, commissions or other compensation will be allowed or paid by the selling security holders or us in connection with the offer and sale of the Shares, Class C Common Stock Purchase Warrants and Placement Agent Warrants, except that usual and customary brokers' commissions may be paid by the holders selling them.

      The selling broker may act as agent or may acquire the Shares or interests therein as principal or pledgee and may, from time to time, effect distributions of the Shares or interests. If a dealer is utilized in the sale of the Shares in respect of which the prospectus is delivered, the selling security holders will sell the Shares to the dealer, as principal. The dealer may then resell the Shares to the public at varying prices to be determined by such dealer at the time of resale.

       We have agreed to indemnify the holders of the securities registered under the registration statement that includes this prospectus and such security holders have agreed to indemnify us and our officers, directors, employees, agents and controlling persons from certain damages or liabilities arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in, or material omission or alleged omission from, the registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, to the extent such untrue statement or omission was made in the registration statement or other document in reliance upon information furnished by the indemnifying party.

      The legal, accounting and other fees and expenses related to the offer and sale of the Shares, Class C Common Stock Purchase Warrants and Placement Agent Warrants contemplated hereby are estimated to be $40,000 and will be paid by Global Capital. Global Capital will pay all expenses incurred in connection with this offering, excluding commissions charged by any broker or dealer acting on behalf of a selling security holder.

                                     EXPERTS

      The consolidated statements of our financial condition as of March 31, 1998, and March 31, 1999, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for the years then ended and the financial statements of Global Capital Markets, LLC incorporated by reference in this prospectus have been audited by Spicer, Jeffries & Co., independent auditors, as stated in their reports appearing, respectively, in our Annual Report on Form 10-KSB for the year ended March 31, 1999 and in our Current Report on Form 8-K/A filed on February 7, 2000, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The financial statements of Global Capital Markets, LLC incorporated by reference in this prospectus have also been audited by BDO Seidman, LLP, independent auditors, as stated in their report appearing in our Current Report on Form 8-K/A filed on February 7, 2000, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

      Certain legal matters in connection with the legality of the securities offered hereby have been passed upon for Global Capital by Kelley Drye & Warren LLP, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901. Jay
R. Schifferli, a Director of Global Capital, is a Partner of Kelley Drye & Warren LLP. Mr. Schifferli owns 7,500 shares of restricted common stock and 5,000 options to acquire shares of Global Capital's common stock as non-employee director compensation.